Exhibit 99.1

RTI Reports 2011 Financial Results

Company Foresees Continuing Growth in 2012 Titanium Shipments

Acquisitions and Innovation Drive Push into New Markets

PITTSBURGH--(BUSINESS WIRE)--February 7, 2012--RTI International Metals, Inc. (NYSE: RTI), released results today for the fourth quarter and year ended December 31, 2011. The 23% year-over-year increase in revenue to $529.7 million and the 37% increase in the year-end backlog to $476.0 million reflect an overall return to growth in all of RTI’s markets, including the aerospace, defense, energy and medical markets.

Highlights of RTI’s fourth quarter and full-year results for 2011 follow:

Financial Summary

For the fourth quarter of 2011:

  Net sales rose over 23% to $141.9 million compared to $114.7 million in 2010.
  Operating income nearly doubled to $4.6 million, which includes the impact of $1.6 million of transaction related expenses, compared to $2.5 million for the prior year.
  Net income was breakeven in comparison to a net loss of $1.4 million, or ($0.05) per diluted share, for the same period in the prior year.
  Titanium mill product shipments during the quarter were 4.0 million pounds at an average realized price of $19.11 per pound. This compares to fourth quarter 2010 titanium mill product shipments of 3.1 million pounds at an average realized price of $18.67 per pound.

For the FY 2011:

  Net sales rose 23% to $529.7 million compared to $431.8 million in 2010.
  Operating income for the year nearly doubled to $27.8 million, compared to $14.1 million for the prior year.
  Net income was $6.6 million for 2011, or $0.22 per diluted share, versus net income of $3.4 million, or $0.11 per diluted share, for the prior year.
  Titanium mill product shipments for the year were 14.7 million pounds at an average realized price of $19.54 per pound. This compares to 10.5 million pounds at an average realized price of $18.81 per pound in 2010.
  The Company ended 2011 with cash and other highly liquid investments of $333.8 million and $230.0 million of convertible debt due in 2015.
  Backlog increased 37% year-over-year from $347.0 million at the end of 2010 to $476.0 million at the end of 2011.

Transformational Highlights in 2011

Over the course of the last year, RTI made steady progress towards achieving its strategic transformation. The Company’s Martinsville plant became operational, delivering its first forged product during the fourth quarter, and is now in a position to provide additional capacity to meet the titanium production increases expected for 2012. In addition, the Company completed its acquisition of RTI Advanced Forming, which positions RTI to expand its hot forming business to commercial applications and push titanium components further downstream. Finally, RTI announced the proposed acquisition of Remmele Engineering, which has now received regulatory approval under the Hart-Scott-Rodino Act and is expected to close before the end of this quarter. The acquisition of Remmele Engineering will enable RTI to speed up the transformation of the Company’s downstream collaborative engineering and precision machining strategy in the aerospace and defense sectors, as well as provide significant growth opportunities in the medical devices market.

Titanium Group

For the fourth quarter of 2011, the Titanium Group posted operating income of $6.1 million on sales of $81.1 million, including intersegment sales of $37.3 million. During the same period in 2010, this Group had operating income of $0.3 million on sales of $61.5 million, including intersegment sales of $20.2 million. The operating income for the fourth quarter of 2010 was negatively impacted by an $8.3 million accrual associated with the disputed Tronox contract.

Sales in 2011 for the Titanium Group were $312.7 million, including intersegment sales of $152.0 million, versus sales of $230.2 million and intersegment sales of $87.3 million in 2010. The Group had operating income of $29.0 million for the year, compared to operating income of $18.4 million in 2010, which included the receipt of a $15.4 million customer payment with no associated cost of sales.

Mill product shipments for the fourth quarter were 4.0 million pounds at an average realized price of $19.11 per pound, compared to mill product shipments of 3.1 million pounds in the fourth quarter of 2010 at an average realized price of $18.67 per pound. Mill product shipments for the full year were 14.7 million pounds at an average realized price of $19.54 per pound, compared to mill product shipments of 10.5 million pounds in 2010 at an average realized price of $18.81 per pound.

With respect to raw materials, RTI strives to manage volatility in the sponge pricing market. As previously announced, not only does the Group maintain a strategic raw material reserve and a long-term supply agreement that runs through 2016, but it will also begin drawing upon two long-term supply contracts that last through 2021. These two contracts, which contain minimum and maximum volume provisions and long-term pricing, are structured to mitigate the impact of price increases associated with titanium sponge feedstock.

Fabrication Group

During the fourth quarter of 2011, the Fabrication Group posted an operating loss of $3.2 million on net sales of $40.0 million. For the same period in 2010, this Group had operating income of $1.5 million on net sales of $34.4 million. Delays from third parties in the delivery of material related to projects for the Group’s energy market customers resulted in lower than expected operating income.

In 2011, net sales for the Fabrication Group were $150.5 million versus $134.4 million in 2010. This Group had an operating loss of $11.2 million for the year, compared to an operating loss of $7.6 million in 2010. The increase in the operating loss year-over-year was driven primarily by the Group’s participation in the containment of the oil leak in the Gulf of Mexico in 2010 and the continued low deliveries of titanium seat tracks on the Boeing 787 Dreamliner.

Distribution Group

For the fourth quarter of 2011, the Distribution Group posted operating income of $1.7 million on net sales of $58.2 million. For the same period in 2010, the Group had operating income of $0.8 million on net sales of $39.0 million. The Group’s results reflect higher shipments into the commercial aerospace and lower shipments into defense-related markets.

For 2011, net sales for the Distribution Group were $218.4 million, versus $154.5 million in 2010. The Group had operating income of $10.0 million for the year, compared to operating income of $3.3 million in 2010.

Outlook

“The activities for the quarter and the full-year are indicative of RTI’s ongoing transformation from a supplier of titanium mill products to a fully-integrated end-to-end supplier of advanced titanium components to our customers across the entire supply chain,” commented Dawne S. Hickton, Vice Chair, President, and CEO of RTI. “For 2012, we expect to experience continued growth across all of our business segments, including the Fabrication Group as it realizes the full-year contribution from RTI Advanced Forming and the partial-year impact from the pending acquisition of Remmele Engineering.

“Looking ahead, these acquisitions will position RTI to bid on a much broader range of downstream opportunities and will help drive our overall performance for existing as well as new customers,” Ms. Hickton added. “In addition, we expect the upward trend in the titanium mill product cycle to continue throughout the year, supported by the recent announcements of production increases by the major commercial aircraft manufacturers.”

Assuming that the acquisition of Remmele Engineering will close by the end of this quarter, RTI would expect consolidated net sales to exceed $700.0 million for 2012. Total mill product shipments are expected to range between 15.5 and 16.0 million pounds. Operating income for the year is expected to range between $45.0 and $50.0 million, prior to any purchase accounting adjustments associated with the Remmele acquisition. Capital expenditures are expected to be in the range of $65.0 to $75.0 million for the year.

Conference Call Information

To participate in today's 10:00 a.m. Eastern Time conference call, please dial toll free (USA/Canada) 800-447-0521 or (International) 847-413-3238 several minutes prior to the start time and specify the RTI International Metals' Conference Call.

Replay Information

Replay of the call will be available one hour after the conference ends and remains accessible until Tuesday, February 21, 2012. To listen to the replay, dial (USA/Canada) 888-843-7419 or (International) 630-652-3042 and enter pass code 3164 8114 #.

Forward Looking Statement

All statements in this release relating to matters that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected, anticipated or implied. These risks and uncertainties include, but are not limited to, the impact of global events on the commercial aerospace industry, actual build-rates, production schedules and titanium content per aircraft for commercial and military aerospace programs, the successful completion and integration of our recently announced acquisition, military spending generally and in particular, demand from the Joint Strike Fighter program, the impact from Boeing 787 production delays, global economic conditions, the competitive nature of the markets for specialty metals, the ability of RTI to obtain adequate raw materials, the successful completion of RTI’s capital expansion projects, and other risks and uncertainties described and included in RTI’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2010 and the Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011,June 30, 2011 and September 30, 2011, and the exhibits attached to those filings. Actual results can differ materially from those forecasted or expected. The information contained in this release is qualified by and should be read in conjunction with the statements and notes filed with the Securities and Exchange Commission on Forms 10-K and 10-Q, as may be amended from time to time. The forward-looking statements in this document are intended to be subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. RTI undertakes no obligation to update or revise any forward-looking statements.

RTI International Company Description

RTI International Metals, Inc., headquartered in Pittsburgh, specializes in advanced titanium, meeting the requirements of the world's most technologically sophisticated applications in commercial aerospace, defense, propulsion, energy, industrial, chemical, and medical markets. For over 60 years, RTI has been taking titanium further through advanced manufacturing, engineering, machining, and forming processes. RTI delivers titanium mill products, extruded shapes, form-ready parts, and highly engineered components through our downstream integrated supply chain. RTI has locations in the United States, Canada, Europe, and Asia. To learn more about RTI International Metals, Inc., visit our website at www.rtiintl.com.

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except share and per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010

Net sales	$141,945	$114,664	$529,679	$431,793
Cost and expenses:
Cost of sales	116,873	97,426	429,007	355,908
Selling, general, and administrative expenses	19,556	15,752	71,020	63,580
Research, technical, and product
development expenses	945	720	3,392	3,256
Asset and asset-related charges (income)	-	(1,750)	(1,501)	(5,012)
Operating income	4,571	2,516	27,761	14,061
Other income (expense)	257	(469)	19	(622)
Interest income	240	134	1,151	492
Interest expense	(4,073)	(1,283)	(16,796)	(2,111)

Income before income taxes	995	898	12,135	11,820
Provision for income taxes	980	2,343	5,583	8,403
Net Income (loss)	$15	$(1,445)	$6,552	$3,417

Earnings (loss) per share:
Basic	$-	$(0.05)	$0.22	$0.11
Diluted	$-	$(0.05)	$0.22	$0.11

Weighted-average shares outstanding:
Basic	30,030,281	29,964,709	30,017,677	29,916,465
Diluted	30,181,071	29,964,709	30,257,185	30,145,099

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands, except share and per share amounts)

	December 31,
ASSETS	2011	2010
Current assets:
Cash and cash equivalents	$156,842	$376,951
Short-term investments	164,255	20,275
Receivables, less allowance for doubtful accounts of $872 and $478	95,022	56,235
Inventories, net	275,061	269,719
Deferred income taxes	18,674	22,891
Other current assets	9,932	16,299
Total current assets	719,786	762,370
Property, plant, and equipment, net	289,434	260,576
Marketable securities	12,683	-
Goodwill	52,039	41,795
Other intangible assets, net	22,576	14,066
Deferred income taxes	27,424	21,699
Other noncurrent assets	5,173	6,348
Total assets	$1,129,115	$1,106,854

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$59,591	$47,226
Accrued wages and other employee costs	27,260	21,951
Unearned revenues	31,690	28,358
Other accrued liabilities	19,874	28,179
Total current liabilities	138,415	125,714
Long-term debt	186,981	178,107
Liability for post-retirement benefits	41,388	39,903
Liability for pension benefits	20,830	33,830
Deferred income taxes	9,992	3,147
Other noncurrent liabilities	8,757	7,753
Total liabilities	406,363	388,454
Commitments and Contingencies
Shareholders’ equity:
Common stock, $0.01 par value; 50,000,000 shares authorized;
30,946,409 and 30,858,725 shares issued; 30,198,780 and
30,123,519 shares outstanding	309	309
Additional paid-in capital	479,245	474,277
Treasury stock, at cost; 747,629 and 735,206 shares	(17,657)	(17,363)
Accumulated other comprehensive loss	(39,211)	(32,337)
Retained earnings	300,066	293,514
Total shareholders’ equity	722,752	718,400
Total liabilities and shareholders’ equity	$1,129,115	$1,106,854

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)
	Year Ended
	December 31,
	2011	2010
Cash provided by operating activities (including adjustments for depreciation and amortization of $22,488 and $22,111 for the
years ended December 31, 2011 and 2010, respectively)	$14,835	$75,208

Cash provided by (used in) investing activities	(235,046)	20,145

Cash provided by financing activities	350	223,823

Effect of exchange rate changes on cash and cash equivalents	(248)	1,559

Increase (decrease) in cash and cash equivalents	(220,109)	320,735
Cash and cash equivalents at beginning of period	376,951	56,216
Cash and cash equivalents at end of period	$156,842	$376,951
(1)	In the current year, cash used in investing activities included net purchases of short-term investments and marketable securities of $160,409 compared to net sales of short-term investments of $44,766 in the prior year.

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES
Selected Operating Segment Information
(Unaudited)
(In thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010
Net sales:
Titanium Group	$43,762	$41,260	$160,745	$142,920
Intersegment sales	37,299	20,195	151,976	87,257
Total Titanium Group sales	81,061	61,455	312,721	230,177

Fabrication Group	$40,026	$34,405	150,500	134,418
Intersegment sales	19,134	12,405	61,604	52,589
Total Fabrication Group sales	59,160	46,810	212,104	187,007

Distribution Group	$58,157	$38,999	218,434	154,455
Intersegment sales	144	2,032	1,200	4,148
Total Distribution Group sales	58,301	41,031	219,634	158,603

Eliminations	56,577	34,632	214,780	143,994
Total consolidated net sales	$141,945	$114,664	$529,679	$431,793

Operating income (loss):
Titanium Group before corporate allocations	$9,559	$2,647	$40,034	$27,217
Corporate allocations	(3,442)	(2,372)	(11,058)	(8,813)
Total Titanium Group operating income	6,117	275	28,976	18,404

Fabrication Group before corporate allocations	$1,272	$4,744	3,113	4,453
Corporate allocations	(4,468)	(3,271)	(14,338)	(12,055)
Total Fabrication Group operating income (loss)	(3,196)	1,473	(11,225)	(7,602)

Distribution Group before corporate allocations	$4,325	$2,584	18,598	10,039
Corporate allocations	(2,675)	(1,816)	(8,588)	(6,780)
Total Distribution Group operating income	1,650	768	10,010	3,259

Total consolidated operating income	$4,571	$2,516	$27,761	$14,061

CONTACT:
RTI International Metals, Inc.
Rich Leone, 330-544-7622
Director – Investor Relations
rleone@rtiintl.com
or
Brunswick Group
Stan Neve / Shahed Larson, 212-333-3810